Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Tom Pearson
(610) 407-9260

Kathy Lawton
(617) 621-2345

ARIAD APPOINTS FORMER MERCK, MEDIMMUNE AND BRISTOL-MYERS SQUIBB SENIOR EXECUTIVES AND LEADING MEDICAL RESEARCHER TO ITS BOARD OF DIRECTORS

Cambridge, MA, June 19, 2002 — ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the expansion of its board of directors by the appointment of three accomplished pharmaceutical executives and an internationally recognized medical researcher: Elizabeth H. S. Wyatt, former vice president, corporate licensing, Merck & Co., Inc.; Michael D. Kishbauch, former president and chief operating officer, Medimmune, Inc. and current president and chief executive officer, OraPharma, Inc.; Frederick S. Schiff, former senior vice president and chief financial officer, Bristol-Myers Squibb Company; and Burton E. Sobel, M.D., E.L. Amidon Professor, physician-in-chief, and professor of biochemistry, University of Vermont. The Company now has ten directors, eight of whom are independent.

"Our newly appointed directors collectively bring ARIAD highly valuable expertise in clinical development, corporate partnering, commercial operations, pharmaceutical marketing and sales, and financial strategy that will prove especially valuable as we move forward with the development and commercialization of our portfolio of innovative product candidates," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Considering the well-publicized failures in corporate governance in recent months, maintaining a diverse, independent and talented board is essential to sustaining investors' confidence."

Ms. Wyatt spent twenty years at Merck and most recently led its worldwide product and technology acquisitions, as well as competitive and licensing-information functions. Prior to joining Merck in 1980, she held administrative and academic positions at Harvard Business School, Doyle Dane Bernbach, and Boston College. Ms. Wyatt received an M.B.A. from Harvard Business School, an M.S. in education from Boston University, and a B.A. from Sweet Briar College, Virginia.

Mr. Kishbauch is president, chief executive officer and a founder of OraPharma, Inc., a biopharmaceutical company developing, marketing and selling oral health care and specialty pharmaceutical products. Previously, he held senior management positions at Medimmune, Inc., including president and chief operating officer, and at Ciba-Geigy

Corporation, including vice president, product planning and promotion. Mr. Kishbauch received an M.B.A. from the Wharton School at the University of Pennsylvania and a B.A. from Wesleyan University.

Mr. Schiff spent the past twenty years at Bristol-Myers Squibb (BMS) and until recently led its global corporate finance functions, including financial operations, treasury, tax, audit, and investor relations. Prior to joining BMS in 1982, he was a principal at Arthur Young & Company and director of auditing in the New York office. Mr. Schiff received an M.B.A. from Columbia University and a B.A. from New York University and completed additional graduate training in operations research at New York University Graduate School of Engineering and Science.

Dr. Sobel, widely recognized as a clinical scholar and leader in biomedical research, currently heads the department of medicine at the University of Vermont College of Medicine. For the past twenty years, Dr. Sobel has run a multidisciplinary research program bridging the basic science laboratory with the bedside and has played a critical role in the clinical development of several major marketed biotechnology products. He is a member of the board of trustees of the Fletcher Allen Health Care Center, the integrated health care system affiliated with the University of Vermont, and a founding member of ARIAD's board of scientific and medical advisors. Previously, he held senior academic and administrative positions at Washington University, including the Tobias and Hortense Lewin Distinguished Professor in Cardiovascular Disease, and at the University of California, San Diego. Dr. Sobel completed postgraduate training at the Peter Bent Brigham Hospital, Boston and the National Institutes of Health, Bethesda. He received an M.D. from Harvard University and a A.B. from Cornell University.

Dr. Ralph Snyderman, a member of the Company's board of directors, stepped down from the board but will continue to be a founding member of ARIAD's board of scientific and medical advisors.

ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company's development pipeline includes: a drug candidate that controls cell proliferation and nutrient uptake by tumors to treat cancer; a bone-targeted drug candidate to treat the complications of cancer that has spread to bone; a regulated protein therapy product candidate to treat anemia in which the production of erythropoietin is controlled in vivo using an orally administered drug; a T cell immunotherapy product candidate in which a non-immunosuppressive drug may be used to treat graft-vs-host disease following donor bone marrow transplantation —a therapy for cancer and other immune and blood diseases; and dual-action drug candidates that block bone resorption and stimulate bone formation to treat osteoporosis. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development, and use of drugs that regulate NF-kB cell-signaling activity, which has been implicated in many major diseases.

Additional information about ARIAD can be found on the web at http://www.ariad.com.

Some of the matters discussed herein are forward-looking statements. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied in such statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's preclinical studies, the Company's ability to conduct clinical trials of its product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on the Company's collaborators and other factors. These risks are identified in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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